Rev. July, 2019
            Exhibit 10.46

Independent Contractor and Consultant Agreement

This Independent Contractor and Consultant Agreement ("Agreement") is entered into as of May 28, 2021, by and between Laureate Education, Inc., a Delaware public benefit corporation having an address at 650 S. Exeter Street, Baltimore, Maryland 21202 ("Client"), and Marcelo Barbalho Cardoso, Brazilian citizen, married, chemical engineer, bearer of the identity card RG No. [redacted] (SSP/SP), enrolled with the CPF/ME under No. [redacted] ("Consultant"), of [address] with the following terms and conditions.

I. Purpose

Client hereby retains Consultant to provide the services to Client and Consultant agrees to provide the services to Client as set forth in this Agreement, subject to the terms and conditions of the Agreement.

II. Role of Consultant

Consultant shall be an independent contractor. Consultant agrees that:

A.    Consultant is not an employee of Client and will be solely liable for all social security, unemployment and other taxes, whether local, state or federal and that Consultant will, upon request, submit to Client evidence of the payment of monthly withholding taxes in Brazil.

B.    In connection with providing Consultant’s services, Consultant will report directly to the Chief Executive Officer of the Client (the “CEO”).

C.    The desired results of Consultant’s services will be mutually agreed upon by Client and Consultant.

D.Consultant shall be the Executive Vice President and Chief Operating Officer of the Client and in such role shall supervise the operations of the Client, and in general shall perform such other duties as are incident to the office of chief operating officer of a corporation, including those duties customarily performed by persons occupying such office, and shall perform such other duties as, from time to time, may be assigned to Consultant by the CEO or the Board of Directors of the Client. To the extent that Client has obligations to disclose certain officers of the Client in accordance with applicable law or regulations, including, without limitation any securities laws, Client may disclose Consultant as its Executive Vice President and Chief Operating Officer, notwithstanding that Consultant shall be an independent contractor.

III. Term and Termination

The term of this Agreement will begin on the date of consummation of the sale of all of Client’s operations and subsidiaries in Brazil (the “Effective Date”) and continue through December 31, 2022 (the “Initial Term”). Unless otherwise terminated in accordance with this Agreement, this Agreement shall automatically renew for an additional term of one (1) year (each a “Renewal Term”) commencing on the day immediately following the last day of the Initial Term or the then

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ending Renewal Term (the Initial Term and all Renewal Terms being referred to herein as the “Term”).

This Agreement shall terminate if:
(A) Client gives Consultant not less than sixty (60) days’ prior written notice of Client’s intention to terminate this Agreement; or
(B) Client terminates this Agreement for Cause; or
(C) Consultant gives Client not less than sixty (60) days’ prior written notice of Consultant’s intention to terminate this Agreement.

For purpose of clause (B) above, “Cause” shall mean (a) gross negligence and willful malfeasance by the Consultant in connection with the performance of his duties with respect to the Client, any affiliate of the Client or any successor to Client or an affiliate of Client, (b) conviction of, or pleading guilty or nolo contendere to, any felony, (c) theft, embezzlement, fraud or other similar conduct by the Consultant in connection with the performance of his duties with respect to the Client, any affiliate of Client, or any successor of Client or an affiliate of Client or (d) willful and material breach of any applicable agreements with Client, any affiliate of Client, or any successor of Client or an affiliate of Client, including, without limitation, engaging in any action in breach of applicable restrictive covenants.

IV. Compensation

Client shall pay Consultant for the services provided under this Agreement the amounts as described on Schedule A attached hereto.

Client shall also reimburse Consultant for travel and telephone expenses in accordance with Client’s then-applicable corporate travel policy.

Client shall pay Consultant compensation under this Agreement monthly in arrears with payments made on the 5th day of each month for services rendered during the prior month. With respect to any request for reimbursements of expenses, Consultant shall submit invoices within thirty (30) days of the date on which the expense was incurred. Consultant further agrees that Client will not have any liability whatsoever as to any expense not invoiced within such thirty-day period.

V.    Prior Compensation Arrangements

A.    Immediately prior to the Effective Date, Consultant was the Chief Executive Officer, Brazil, and employed by a subsidiary of Client organized under the laws of Brazil (the “Brazil Subsidiary”). In connection with such employment by the Brazil Subsidiary, Consultant and Client executed that certain letter agreement with execution date of March 27, 2020 regarding a special transaction bonus and certain changes in the event of termination of employment with the Brazil Subsidiary, as amended by that certain letter amendment agreement dated October 22, 2020 (as amended, the “Transaction Bonus Agreement”), pursuant to which Consultant shall be entitled to receive payments in an amount equal to USD $336,391 (the “Transaction Bonus”). This Agreement does not alter or amend any terms and conditions of the Transaction Bonus Agreement with respect to the Transaction Bonus and the Transaction Bonus shall be paid in accordance with the terms and conditions of the Transaction Bonus Agreement.

B.    In addition to the compensation set forth on Schedule A attached hereto, Client agrees to pay to Consultant a one-time lump sum payment in the gross amount of USD $350,000 (the “Additional Transaction Bonus”). This Additional Transaction Bonus shall be paid to Consultant by the Brazil Subsidiary, on behalf of the Client on the Effective Date. Consultant shall be obligated to repay the Additional Transaction Bonus in full to Client if Consultant terminates this Agreement or gives notice to terminate this Agreement within twelve months after the Effective Date. Client shall not be entitled to any repayment of the Additional Transaction Bonus if within twelve months after the Effective Date, Client exercise its right to terminate this Agreement.

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VI.    Outstanding Equity Awards with Client

In connection with Consultant’s role as Chief Executive Officer in Brazil, Client granted to Consultant long-term incentive awards in the form of equity in the Client, which shall remain in effect pursuant to the terms of Client’s 2013 Amended and Restated Long-Term Incentive Plan. Notwithstanding the termination of Consultant’s employment with the Brazil Subsidiary and any terms set forth in the Transaction Bonus Agreement regarding equity acceleration, Consultant agrees that Consultant shall not be entitled to any acceleration of vesting for any unvested, non-forfeited equity awards granted to Consultant while employed with the Brazil Subsidiary solely as a result of termination of employment with the Brazil Subsidiary. Consultant expressly waives any right to such equity acceleration upon termination of employment with the Brazil Subsidiary because the Consultant will be entering into this consulting arrangement with Client and shall be entitled to receive additional equity in Client as part of the compensation for services rendered under this Agreement. Any such unvested equity awards will remain outstanding and vest in accordance with the terms set forth in the grant documents relating to such equity awards. Except as otherwise expressly waived in this Section VI, Consultant continues to have a right to acceleration of equity in accordance with terms of and subject to the conditions set forth in the Transaction Bonus Agreement.

VII.        Severance with Brazil Subsidiary

In connection with the termination of Consultant’s employment with the Brazil Subsidiary, Client shall cause the Brazil Subsidiary to pay to Consultant all termination benefits to which Consultant would be eligible to receive under applicable Brazil law (the “Termination Payments”), less any withholding for taxes and other authorized deductions. Termination Payments will be paid in accordance with applicable Brazil law. Client and Consultant agree that a portion of the Termination Payments that Consultant will receive from the Brazil Subsidiary are deemed to be severance under applicable Brazil law and such severance amounts are set forth on Schedule B attached hereto (the “Statutory Severance”).

Notwithstanding the termination of Consultant’s employment with the Brazil Subsidiary and any terms set forth in the Transaction Bonus Agreement regarding severance, Consultant shall not receive any additional severance amounts to which he may otherwise be eligible under the Transaction Bonus Agreement or the Laureate Education, Inc. Severance Policy for Executives, as in effect on the Effective Date (the “Effective Date Severance Policy”).

Consultant further agrees that because Consultant is an independent contractor, Client shall not be obligated to pay to Consultant any termination benefits under applicable Brazil law for any services rendered under this Agreement. Notwithstanding that Client has no obligation to pay any termination benefits under applicable Brazil law to Consultant at the termination of this Agreement, Client agrees that Consultant shall be eligible to receive severance under the Laureate Education, Inc. Severance Policy for Executives, as in effect at the time of termination of this Agreement (the “Future Executive Severance Policy”), similar to the severance other executive leadership team members (other than the CEO) are eligible to receive under the Future Executive Severance Policy. For the purpose of clause 2.3(o) of the Effective Date Severance Policy prohibiting the duplication of termination benefits and any similar or comparable provisions in the Future Executive Severance Policy, Consultant understands and agrees that any benefits or compensation the Consultant is eligible to receive in the future under the Future Executive Severance Policy will be reduced by any benefit or compensation the Consultant is eligible to receive as a result of applicable law or under any further agreement with Consultant and will also be reduced by the total amount of Statutory Severance received by Consultant due to the termination of his employment contract with the Brazil Subsidiary on June 1, 2021.

Consultant and Client further agree that notwithstanding anything to the contrary set forth in the Effective Date Severance Policy regarding benefits that the chief operating officer may be entitled to receive or any similar or comparable provisions in the Future Executive Severance Policy, Consultant shall only be eligible to receive benefits that members of the executive

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leadership team are eligible to receive (other than the CEO) and shall not be eligible to receive benefits associated with the COO position. For avoidance of doubt, Consultant shall be eligible to receive one and half times (1.5x) Consultant’s Annual Base Fee and Annual Bonus if Consultant is terminated during the Severance Policy Protected Period (as defined in the Transaction Bonus Agreement) or during a twelve-month period following a Change of Control as set forth in the Effective Date Severance Policy. Otherwise, Consultant shall be eligible for one times (1x) Consultant’s Annual Base Fee and Annual Bonus upon termination by Client without cause.

VIII.    Confidentiality

A.    Consultant acknowledges that, during the Term of this Agreement and in the course of performing its obligations hereunder, Client may disclose to Consultant certain confidential information and trade secrets relating to Client’s past, present and future research, data, business strategies, marketing plans, development and business activities, designs, computer programs and code, machines, devices, systems, customer lists, personnel and financial information ("Confidential Information").

B.Consultant agrees that, until such time as the Confidential Information enters the public domain through no fault of Consultant, Consultant will never, directly or indirectly, use, disseminate, disclose, lecture upon or publish articles concerning any of the Confidential Information disclosed to Consultant by or on behalf of Client without the prior written consent of Client, except as may be required in the course of performing Consultant’s obligations hereunder.

C.    Consultant agrees to protect the Confidential Information from use or disclosure using no less than a reasonable degree of care.

D.    It shall not be considered as Confidential Information: (i) information that was in the Consultant's possession without confidentiality obligation prior to receipt from the Client; (ii) those that, at the time of disclosure are already in the public domain or subsequently becomes available to the public through no breach of the confidentiality obligations by the Consultant; (iii) information lawfully obtained by the Consultant from a third-party without an obligation of confidentiality, provided such third-party is not, to the Consultant’s knowledge, in breach of any confidentiality obligation relating to such information; or (iv) information required to be disclosed by any ruling of a governmental or regulatory authority or court or by mandatory law, provided that written notice of such ruling is given without undue delay to the Client so as to give the Client an opportunity to intervene and further provided that the employee uses reasonable efforts to obtain assurance that the Confidential Information will be treated confidentially.

E.    All Confidential Information disclosed under this Agreement shall be and remain the property of Client. Upon expiration or termination of this Agreement and/or of Consultant's performance hereunder, or upon Client’s request, Consultant agrees to return to Client all copies of Confidential Information, including without limitation all drawings, documents, records, note books, disks, tapes, data residing or recorded in electronic media, and all other representations of Confidential Information, whether prepared by Client, Consultant or others and/or demonstrably irreversibly render useless any such Confidential Information in his possession within 24 (twenty-four) hours.

F.    Consultant understands that if he fails to comply with his obligations under this Agreement, the Client may bring appropriate legal action, request injunctions and indemnities, including criminal prosecution, as provided for in the Industrial Property Law (Nº 9.279/96), Criminal and Criminal Procedure Codes and Civil Code. Penalties range from fines to imprisonment. In addition to being subject to applicable regulatory sanctions.

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G.    In the event of breach of the secrecy and confidentiality obligations set forth herein, in addition to the liability for damages as provided by the applicable law, the Consultant will be subject to a non-compensatory fine of R$100,000 as provided for in article 416 sole paragraph of the Brazilian Civil Code, adjusted annually by the variation of the General Price Index - Market (IGP-M), published by Fundação Getúlio Vargas, for the period in which such Confidential Information is kept in secret and confidential.

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IX. Proprietary Rights/Ownership

A. Consultant acknowledges and agrees that all inventions, ideas, writings, reports, software, source codes, improvements, developments, discoveries, and any other works of authorship (“Work Product”) produced or authored by Consultant in the course of performing the services, whether individually or jointly with others, together with any copyrights thereon, are “works made for hire” and the property of Client. To the extent that any Work Product may not, by operation of law or the terms of this Agreement, constitute works made for hire, Consultant hereby assigns to Client, without any need for additional remuneration due to the assignment, full and sole ownership of, and all intellectual property rights in, such items, and Client shall have the right to obtain and hold in its own name all intellectual property rights, intellectual property registrations and all similar protections which may be available in the Work Product. Consultant agrees to give Client or its designees all assistance reasonably required to perfect such rights. As a result of the above-mentioned assignment of rights, Consultant expressly acknowledges that the Client, by itself or by third parties authorized by the Client, may, as a sole and exclusive holder of all rights over the Work Product, freely dispose of them, as well as its extracts, excerpts or parts, giving them with any known or existing economic use.

B.    In the event Client should not desire to copyright or patent any of said material and/or inventions but should desire to keep the same secret, Consultant agrees that he/she will provide Client with all assistance reasonably required to perfect such rights and do all in his power to assist Client in this and will not disclose any such information except with the prior written consent of Client.

C.    Consultant shall not, during the Term of this Agreement, make use of or incorporate into the Work Product confidential and/or proprietary information, including copyrighted or patented material, of third parties for which Client does not already have express authorization or permission to use. Further, Consultant shall not make use of or incorporate any proprietary and/or confidential materials of third parties into his/her Work Product for Client without the knowledge and prior written consent of Client.

D.    Consultant's obligations under this Paragraph IX shall survive termination of this Agreement. In connection with any breach or non-performance of the undertakings, obligations and covenants of the Consultant set forth above elsewhere in this Agreement, including the infringement of any third party intellectual property rights, Company reserves the right to pursue a claim against Consultant.

E.    Consultant grants to Client the nonexclusive, perpetual right to use Consultant’s name, likeness, voice and biographical material in any and all media in connection with the promotion, marketing, advertising, distribution, and exploitation of the Work Product and promotion of Client, in perpetuity.

X.    Privacy and Personal Data

A.    In order to be able to fulfill and execute this Agreement, the Consultant is aware that the Client will need to process the Consultant's personal data, which consists of any operation or set of operations carried out with personal data, including, for example, the collection, access, storage, sharing and transfer (“Processing”) of personal data, in a manner electronic and manual. Personal data Handled by the Client may consist of, but is not limited to, name,

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address, telephone, bank details, CPF, RG, payment amounts and benefits as well as sensitive personal data, such as union membership, health or biometric data (“Sensitive Data”, together, “Personal Data”).

B.    The Consultant recognizes that his Personal Data may be shared with judicial, administrative and governmental authorities, as well as with other companies of the Client's economic group and its commercial partners, in Brazil and abroad, to the extent where necessary for: (i) compliance with the Client's legal and regulatory obligations; (ii) regular exercise of Client's rights; and (iii) execution of this Agreement, including, but not limited to, the preparation and processing of payment, granting of benefits in general, and other related purposes. In the case of benefits, the Consultant recognizes that, in exceptional cases, partners may receive data from the Consultant regardless of adherence to the specific benefit.

C.    The Consultant acknowledges that, under this Agreement, it may be necessary for the Consultant to carry out some type of Processing of Personal Data in relation to customers, employees and/or subcontractors of the Client, or any other Personal Data that is obtained by Consultant or provided directly or indirectly by the Client under the Agreement, during the provision of the Services, on behalf of the Client.

D.    The Consultant will comply with all the relevant requirements of the applicable legislation. This clause is additional and does not release, remove or replace the Consultant's obligations or rights under applicable law. The applicable data protection legislation means, as long as it remains in force, the LGPD and subsequent amendments, and any other laws and regulations in relation to the applicable Personal Data Processing and privacy, and, if applicable, all issued guidelines and codes of practice by the Brazilian Data Protection Authority (ANPD) or other relevant data protection or supervisory authority. All terms written here in capital letters must be interpreted in accordance with the applicable legislation.

E.    The Processing of Personal Data by the Consultant shall be limited to the minimum necessary for the accomplishment of its purposes, with the scope of the relevant data, proportional and not excessive in relation to the purposes of the Processing necessary for the execution of the purpose of this Agreement, and only in accordance with the written instructions of the Client and for legitimate, specific, explicit and previously informed purposes to the Data Subjects. The Processing of Personal Data is prohibited in a manner incompatible with or for purposes other than those expressly determined in this instrument or in direct connection with the execution of the Services.

F.    The Client reserves the right to introduce or change data protection and privacy policies whenever it deems necessary and the Consultant undertakes to comply with all obligations contained in such policies.

G.    The Consultant will be responsible for the Personal Data of which he performs the Processing, being obliged to keep the Client free from any obligation and responsibility for any omissions or errors committed exclusively by the Consultant in the Processing of the Personal Data, if they have been Processed in disagreement with the lawful instructions of the Client or in breach of the applicable law.

XI. Applicable Law/Venue

    This Agreement shall be deemed to have been made in the State of Maryland, United States, and shall be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of Maryland, United States, without regard to conflict of laws principles. Judicial proceedings regarding any matter arising under the terms of this Agreement shall be brought solely in the competent federal or local courts of the State of

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Maryland. Each of the parties hereby expressly, irrevocably, unconditionally and definitively waives any and all rights to trial by jury in any and all such judicial proceedings. Each of the parties acknowledges and agrees that it has had ample opportunity to consult adequately with legal counsel.

XII. Review of Progress

Consultant agrees to review his/her progress either verbally or in writing, as requested by Client from time to time, and to allow Client to inspect all work accomplished and/or in progress and Work Product produced pursuant to this Agreement.

XIII. Non-Solicitation

For a period of two years following the termination of this Agreement, without the prior written consent of the Client, Consultant agrees not to solicit for employment or hire any of the current employees of the Client who are directly or indirectly introduced or otherwise have contact with Consultant as a result of this engagement with Client.  Provided, however, that the foregoing provision will not prevent Consultant from employing any such person who contacts Consultant in response to a general solicitation or advertisement for employment, ceases to be an employee of Client prior to commencement of employment discussions with Consultant, or is presented by an employee search firm, employment agency or similar organization, so long as such employee search firm, employment agency or similar organization was not directed by Consultant to specifically contact such employee of Client.

XIV.    Consultant Waiver and Release

In consideration of payments and benefits provided in this Agreement, whether in the form of fees paid by Client to Consultant for services under this Agreement or as salary or severance paid by the Brazil Subsidiary in connection with termination of employment of Consultant, the Consultant, for himself and all others releases and waives any claim against Client, its parents, subsidiaries (including, but not limited to the Brazil Subsidiary), affiliates, directors, officers, employees and agents (including but not limited to VC Network Educação S.A. and Ânima Holding S.A.), as well as its and their directors, officers, employees and agents (the “Releasees”) related in any way to the Consultant’s employment and termination of employment with the Brazil Subsidiary arising under statutory, contract or common law, including, but not limited to, any local, state or federal law regarding wages, benefits or employment practices, or any case or statutory law on defamation, abusive discharge, breach of contract, or whistleblower protection, excepting only those claims, if any, which the Consultant is prohibited by law from waiving.  This release bars all claims arising or accruing up to and including the date Consultant signs this Agreement.  The Consultant further agrees not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any lawsuit against any person or entities released by this Agreement in any federal, state, or other court concerning any claims released by this Agreement. This Waiver and Release does not extend to any claim that the Consultant is precluded by law from waiving or releasing, or to any claim arising after this Release is signed.  Consultant also is not prohibited from filing a charge with, complaining to, or participating in any investigation or proceeding conducted by any government agency.  However, the Consultant acknowledges that that he is waiving any right to recover monetary or other individual relief from any such complaints or charges filed with, or lawsuit filed by, any such agency insofar as they assert claims released by this Agreement, except that this provision does not limit Consultant’s ability to recover monies pursuant to the Security and Exchange Commission’s whistleblower incentive award program.

XV.     General Provisions

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A.The term "Agreement" includes any amendments, modifications or supplements herein. The terms, provisions and conditions of this Agreement may be modified, altered, amended, changed or supplemented only by a writing signed by Consultant and by an officer of Client.

B.    This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous agreements, discussions or representations, oral or written with respect to the subject matter hereof. Any purported subcontract, delegation, assignment or transfer by Consultant of this Agreement, or any of the duties or obligations, rights or remedies (whether in whole or in part) hereunder will not be binding upon Client without its prior written consent which, in view of the personal nature of services to be provided by the Consultant, may be withheld at the sole discretion of Client, and will be void and without legal effect.

C.    If any section, condition, provision or covenant of this Agreement is held to be invalid, unlawful or unenforceable, either in itself or as to any particular party, the remainder of this Agreement will continue in force unless it would be inequitable and inconsistent with the purpose of the Agreement to continue to do so.

D.    This Agreement does not constitute either party as the agent, employee or representative of the other for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of either party, or to bind the other party in any manner or thing whatsoever.

E.    The failure of either party at any time to require performance by the other party of any provision will not affect in any way the full right to require such performance at any time thereafter.

F. Consultant and each of its agents, employees, and subcontractors working for Client will comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as well as the laws of all countries in which goods are produced and delivered or services are to be performed by Consultant. Consultant agrees that it will not, in connection with transactions contemplated in this Agreement, or in connection with any other business transactions involving Client, transfer anything of value, directly or indirectly, to any person (including those in the private sector, as well as government officials and employees, and employees of government-controlled companies) in order to obtain any improper benefit or advantage.

    Consultant represents and warrants that no money paid to Consultant as compensation or otherwise has been or will be used to pay any bribe or kickback in violation of applicable law.

    Consultant further warrants that no payments will be made by Consultant, its agents, employees, or subcontractors on behalf of Client without obtaining prior approval from Client. A current and accurate written accounting must be kept of all payments made by Consultant, its agents, employees, or subcontractors on behalf of Client, or out of funds provided by Client. A copy of this accounting must be provided to Client upon request.

    Consultant warrants that its owners, employees, agents and subcontractors are not agents, employees or otherwise affiliated with any government or instrumentality of any government, and that Consultant will inform Client of any change in such status.

    Consultant agrees to answer promptly, fully, and truthfully any questions from Client related to Consultant’s anti-corruption program and other controls related to corruption, and to cooperate fully in any Client investigation of a breach of this anti-corruption provision.

E.Consultant shall comply with Laureate Education’s Code of Conduct and shall complete all required training and certifications, from time to time, as may be directed by the Client.

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F.Consultant may be subject to legal action for violation of this Section XV, and the parties agree that, in addition to all other remedies, specific performance and injunctive and equitable relief may be a remedy for any breach of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

CONSULTANT                    LAUREATE EDUCATION, INC.

By:     /s/ Marcelo B. Cardoso         By:     /s/ Timothy Grace
(signature)                        (signature)

Name:     Marcelo B. Cardoso            Name:      Timothy Grace
(Print name)                    (Print name)

Title:                         Title:     CHRO

Date:     5/28/2021                Date:

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SCHEDULE A
COMPENSATION

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Annual Base Fee:
BRL 1,900,000, which shall be paid in twelve (12) equal monthly installments over a calendar year period, with each monthly installment being equal to BRL 146,153.84. In addition, every December, the Consultant will receive one extra monthly fee, equivalent to 13th monthly. The 13th monthly payment shall be calculated based on the average of Annual Base Fee, Annual Bonus and any other cash consideration provided by Client to Consultant during such year, and in any event, calculated in accordance with applicable Brazil laws and regulations. For 2021, the extra annual monthly fee will be pro-rated from the Effective Date.

Annual Bonus:	Your annual target bonus is 100% of the Annual Base Fee, payable in the year following the performance year, customarily in late March. Performance metrics for the Annual Bonus will be determined within 45 days of the Effective Date and agreed between you and the CEO. Your 2021 Annual Bonus, if any, will be calculated based on Brazil operational performance for such periods prior to termination by the Brazil Subsidiary and as of the Effective Date will be based solely on Corporate consolidated performance.

Long-Term Incentive Target:	Prior to the Effective Date of this Agreement, Consultant received a long-term incentive award valued at 85% of Consultant’s Annual Base Fee for the 2021 annual equity grants. As of the Effective Date, Client will receive an additional long-term incentive award to be valued at 65% of your Annual Base Fee. Commencing with the annual equity grants made by Client in 2022, subject to the approval of Client’s Compensation Committee, Client will grant to you a long-term incentive award to be valued at 150% of you Annual Base Fee on the grant date.

The award may be a mix of (i) restricted stock units, (ii) performance share units, and/or (iii) stock options, each with respect to the Client’s Class A common stock, par value $0.004 per share (the “Class A Common Stock”). The number of restricted stock units and performance share units will be determined by dividing the target value for such units by the Class A Common Stock’s fair market value on the grant date and the number of any stock options will be determined using the Company’s standard Black-Scholes valuation and assumptions applied on the date of grant. The exercise price on any stock options will be equal to the fair market value of the Class A Common Stock on the grant date. Awards will be subject to the terms and conditions of the Client’s Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”) and one or more award agreements that you must sign and accept, which will include time and/or performance-based vesting.

The Compensation Committee of the Client’s Board of Directors may consider additional equity awards to you in the future.
Other Cash Benefits:	Car Plan: BRL190,328, annually, with the payment to be made in July 2021.

Meal Vouchers: BRL 16,785.67, annually

Vacation Premium: 1/3 of Consultant’s monthly fee, to be paid when the Consultant is enjoying vacation. While Consultant is taking vacation days off, the monthly fee will continue to be paid. The monthly fee paid during vacation and the vacation premium shall be calculated based on the average of Annual Base Fee, Annual Bonus and any other cash consideration provided by Client to Consultant during such year, and in any event, calculated in accordance with applicable Brazil laws and regulations.
Other Non-cash Benefits:	Life Insurance: BRL 9,701.49 per month

Health Insurance: BRL 14,218.96 per month

Consultant shall be obligated to obtain insurance with third party providers at his own cost and expense and with coverages as determined by the Consultant for Consultant and his family. Client will provide subsidies for such insurance coverage to Consultant in the amounts set forth in this section.

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SCHEDULE B

STATUTORY SEVERANCE

Following are details on the types of payments and amounts paid by the Brazil Subsidiary for termination of employment of Consultant on June 1, 2021 and considered Statutory Severance for purposes of this Agreement:

Category/Type of Payment	BRL	USD*
Notice Period Payment base salary**	277,444.28	52,714.41
Notice Period Payment Average of Previous Payments over years of service ***	306,463.76	58,228.11
13th salary pro rata for notice period	23,120.36	4,392.87
13th month average of payments pro rata for notice period	25,538.65	4,852.34
Proportional vacation for Notice period (June 1 through July 31)	23,120.36	4,392.87
Proportional vacation for Notice period average payments (June 1 through July 31)	25,538.65	4,852.34
1/3 of vacation for Notice Period	16,219.27	3,081.74
Pension Contribution at dismissal	60,707.09	11,534.35
Penalty (40% of contributed balances)	1,100,972.92	209,184.86

Total	1,859,125.34	353,233.89

*USD is based on F/X rate as of May 14, 2021. The actual amount will be based on F/X rate on June 1, 2021.
** Notice period is based on the number of years of employment. Calculated based on 30 days for the first year of employment, plus 3 days for each year of employment. Marcelo is entitled to 60 days’ notice.
This amount is based on his annual base salary.
*** This amount is based on the average of all other payments Marcelo received over his employment, including, without limitation, bonus, car allowance, meal vouchers, vacation, etc. The average amount is also paid for the same 60 day notice period.